ViewCast Reports 2013 First Quarter Results

Direct Investment of $550,000 Made by Current ViewCast Investor; Q1 Expenses in Check – OPEX Cut by Approximately 20%

PLANO, Texas, May 15, 2013 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the capture and streaming of video over enterprise, broadband and mobile networks, today reported results for the first quarter ended March 31, 2013.

The Company reported net sales of $2.4 million in the first quarter 2013 compared to $3.4 million in the prior year period. On-going operational expense controls remained in place during the quarter, as the loss was similar to the year-earlier period despite the lighter revenue levels.

Chief Executive Officer John Hammock said, "Like many capital equipment companies, we started the year slowly, which we attribute to typical seasonality and the absence of orders from our former primary OEM customer who placed a very large order in the 2012 first quarter. But we are enthusiastic about the second half of the year, when our new products have had time to gain traction and the results of our strategic sales initiatives have taken hold. We are seeing important market acceptance of our popular Osprey® product lines, which we have enhanced with several new technological advances. In the past 12 months, we have also released six new products in our Niagara® appliance product line, which we expect to generate growth as the year progresses. Our goal is to build momentum throughout 2013 and finish the year with a strong second half."

First Quarter 2013 Operational Highlights

  Named David Brandenberg, a ViewCast investor and former chairman, CEO and President of Intervoice, Chairman of the Board of Directors. Mr. Brandenberg has been on the ViewCast Board since 2008 and will take a more active role in complementing the management team efforts going forward.
  Launched the Osprey 825e video capture card, a high-definition card for inputting up to 3G HD-SDI signals. The PCI Express® card is compatible with small form-factor computers and, at half height, can fit anywhere.
  Launched the Osprey 100e video capture card, a single-channel card optimized with PCI Express technology with significantly higher transfer speeds and low latency.
  Unveiled the Osprey 210e at NAB 2013 in April. With Microsoft DirectShow interface, on-board analog stereo audio inputs and high reliability, the Osprey 210e is designed for a wide variety of end users and systems integrators.
  Operational expenses were cut by approximately 20 percent from the 2012 first quarter.

In addition, the Company announced that a longtime investor in ViewCast has made a direct investment of $550,000 in the Company. On May 6, 2013, the Company entered into a Loan and Security Agreement effective April 30, 2013 with the Ardinger Family Partnership, Ltd. for $550,000, with certain mutually agreed upon covenants and prepayment requirements. "We believe this investment signals confidence in the strategic direction we are going, and in the intrinsic value of our technology and product development," Hammock added.

First Quarter Financial Results

In the 2013 first quarter, revenues were $2.4 million compared to $3.4 million in the prior year period. Operating expenses for the first quarter 2013 were $1.9 million compared to $2.4 million for the prior year period. Operating loss for the first quarter 2013 was $(397,000) compared to operating loss of $(275,000) for the year-earlier period.

Net loss for the first quarter 2013 was $(458,000), or $(0.01) per fully diluted share, compared to net loss of $(405,000), or $(0.01) per fully diluted share, in the first quarter 2012.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2013 first quarter was $(320,000), compared to $(240,000) in the 2012 first quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

About ViewCast Corporation

ViewCast enables anyone to deliver video whenever, wherever. With more than 400,000 Osprey® video capture cards and thousands of Niagara® streaming systems deployed globally, ViewCast is at the forefront of the video industry.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, Niagara SCX, Osprey, SimulStream, and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, the ability of the Company to access additional capital from debt and/or equity, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$ 2,378	$ 3,389

Cost of sales	867	1,306

Gross profit	1,511	2,083

Total operating expenses	1,908	2,358

Operating loss	(397)	(275)

Total other expenses	(61)	(49)

Net loss from continuing operations	(458)	(324)

Net loss from discontinued operations	-	(81)

Net loss	$ (458)	$ (405)

Net loss per common share (basic and diluted):
Continuing operations	$ (0.01)	$ (0.01)
Discontinued operations	$ -	$ (0.00)
Net loss	$ (0.01)	$ (0.01)

Weighted Average number of
common shares outstanding:
Basic & Diluted	62,386	61,407

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012

Net loss	$ (458)	$ (405)

Depreciation and amortization	77	116

Total other expenses	61	49

EBITDA	$ (320)	$ (240)

ViewCast Contact: John C. Hammock Chief Executive Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com